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                                 EXHIBIT 3.1d

                                    FORM OF

                                 CARESIDE, INC.

                          CERTIFICATE OF DESIGNATIONS

                      SERIES A CONVERTIBLE PREFERRED STOCK

                    (PURSUANT TO SECTION 151 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE)



          Careside, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware (the "DGCL") the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on June 9, 1999, creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended to date (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock designated Series A Convertible Preferred Stock and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations or restrictions thereof, as follows:

     Section 1.  Series A Preferred Stock.  Of the Five Million (5,000,000)
                 ------------------------
Preferred Shares that the Corporation has authority to issue, [
]/1/ are hereby designated shares of Series A Preferred Stock, with a stated
value of $[                ]/2/ per share (the "Series A Stated Value").

     Section 2.  Dividends.
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          (A) The holder of each share of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors (in its sole discretion and without any obligation so to declare dividends regardless of the funds available for that purpose) out of funds legally available for that purpose, cash dividends equal to ten percent (10%) of the Series A

-------------------------
/1/This blank to be filled in with the number of shares of Series A Convertible Preferred Stock equal to $1,000,000 plus interest thereon accrued through the date of the closing of the Company's initial public offering of units.

/2/This blank to be filled in with the offering price per unit.

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Stated Value per annum per share. Dividends shall be cumulative and shall compound on an annual basis on each anniversary date of the Original Issuance Date (as defined below), until declared and paid, and shall be payable pro rata for partial year periods. Except to the extent paid in conjunction with an Optional Redemption (as defined below), no dividends shall be paid upon, or declared and set apart for, any share of Series A Preferred Stock unless at the same time a like proportionate dividend shall be paid upon or declared and set apart for all shares of Series A Preferred Stock then outstanding.

          (B) No dividends or other distributions of any nature (other than stock dividends payable in shares of the Common Stock (as defined herein)) shall be declared and/or paid on any Common Shares, or any other shares ranking junior to the Series A Preferred Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full.

     Section 3.  Rights on Liquidation, Dissolution, Winding Up.  In the event
                 ----------------------------------------------
of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series A Preferred Stock (with respect to rights on liquidation, dissolution or winding up, the shares of Series A Preferred Stock shall rank senior to all other shares of capital stock of the Corporation, including, without limitation, Common Shares) an amount equal to the Series A Stated Value per share, plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class or classes of stock ranking on liquidation junior to the Series A Preferred Stock shall be entitled, to the exclusion of and without participation by the holders of shares of Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

     Section 4.  Optional Redemption.
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          (A) At any time, subject to an Optional Redemption Notice (as defined below), the Corporation may redeem all or any portion of the then outstanding shares of Series A Preferred Stock (the "Optional Redemption"). In the event the Corporation redeems a portion of the then outstanding Series A Preferred Stock, the redemption shall be made pro rata among all of the holders of shares of Series A Preferred Stock. The redemption of the Series A Preferred

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Stock shall be at a per share redemption price (the "Optional Redemption Price")
equal to the sum of (x) the Corporation's initial public offering price per Unit (as defined herein) (the "IPO Unit Price"), (y) all accrued and unpaid dividends per share of outstanding Series A Preferred Stock, such dividends to accrue and be computed through the date immediately preceding the Redemption Date (as defined below) and (z) the greater of (A) $0.05 and (B) the difference between of the average Market Price (as defined herein) per share of the Corporation's common stock, $0.01 par value per share (the "Common Stock"), on the five (5) consecutive trading days immediately preceding the Redemption Date and the exercise price of the warrants issuable upon conversion of the Series A
Preferred Stock. At any time, following the Original Issuance Date, the Corporation may deliver to the holders of the Series A Preferred Stock a notice (the "Optional Redemption Notice") by first-class certified mail, postage prepaid, to holders of record of the outstanding shares of Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall specify the date on which such Series A Preferred Stock shall be redeemed (the "Optional Redemption Date"), which date shall not be fewer than five (5) days thereafter or longer than ninety (90) days thereafter. The total amount payable per share of Series A Preferred Stock on the Optional Redemption Date is hereinafter referred to as the "Optional Redemption Price."

          As used herein, "Market Price" means, with respect to shares of Common Stock, (a) if the shares are listed or admitted for trading on any trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate of the Secretary of the Corporation.

          (B) The Optional Redemption Price for any shares of Series A Preferred Stock redeemed pursuant to Section 4(A) on any Optional Redemption Date shall be payable as follows: on such Optional Redemption Date, the Corporation shall pay to each holder of shares of Series A Preferred Stock being redeemed the Optional Redemption Price being paid to such holder for such Series A Preferred Stock in cash. Simultaneously with its receipt of such cash payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares of Series A Preferred Stock being redeemed; provided, that,

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upon the payment by the Corporation of the applicable Optional Redemption Price, all rights in respect of the shares of Series A Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

          (C) Once redeemed pursuant to the provisions of this Section 4, shares of Series A Preferred Stock shall be canceled and not subject to reissuance and such redeemed shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (D) No shares of Series A Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund.

     Section 5.  Voting.
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          (A) In addition to the rights otherwise expressly provided herein or as provided by any applicable law, subject to the limitations set forth herein, each share of Series A Preferred Stock shall entitle the holder thereof to one
(1) vote on all matters submitted to a vote of the holders of Common Stock of the Corporation in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one voting group. Except as otherwise provided in the Corporation's Certificate of Incorporation, its bylaws or by applicable law, and subject to the provisions of
Section 5(B) hereof, the holders of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of Common Stock of the Corporation.

          (B) The holders of Series A Preferred Stock shall vote as a separate voting group on, and the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock shall be required to authorize, any action which would:

               (1) in any manner alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock (including by merger, consolidation or otherwise, except in a Fundamental Transaction (as defined in Section 6(F)(2)) in which the provisions of Section 6(F)(3) are complied with);

               (2) reclassify Common Shares, or any other shares of any class or series of capital stock hereinafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets (upon liquidation, dissolution, winding up or otherwise) or redemption, prior to or on a parity with the Series A Preferred Stock; or

               (3) increase the authorized number of shares of Series A Preferred Stock.

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          (C) If at any time any action is proposed by the Corporation which requires the affirmative vote of the holders of the Series A Preferred Stock pursuant to Section 5(B), the Chief Executive Officer (or any other officer) of the Corporation shall call a special meeting of the holders of Series A Preferred Stock for the purpose of voting on such proposed action. Such meeting shall be held at the earliest practicable date at such place as specified in or determined in accordance with the By-laws of the Corporation. Subject to the provisions of Section 228 of the Delaware General Corporation Law, any action required or permitted to be taken at any special meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those holders of Series A Preferred Stock who have not consented in writing.

     Section 6.  Conversion into Units.
                 ---------------------

          The holders of shares of Series A Preferred Stock shall have the following conversion rights:

          (A) Subject to the limitations set forth below, the shares of Series
A Preferred Stock shall be convertible at any time commencing six months after the consummation of the Corporation's initial public offering of the Corporation's units (the "Units"), each of which Unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Warrant"), unless previously redeemed by the Corporation, into a number of Units equal to (i) the number of shares of Series A Preferred Stock being converted, plus (ii) the number of Units equal to the accrued and unpaid dividends in respect of such shares of Series A Preferred Stock divided by the IPO Unit Price. Such conversion shall be effected upon written notice to the Corporation that such holder is exercising a conversion right pursuant to this
Section 6(A) (the "Conversion Notice"). The Conversion Notice shall be sent by the holder of the Series A Preferred Stock to the Corporation by first class, certified mail, postage prepaid. Conversion effected pursuant to this Section 6(A) shall be deemed to have been effected on the date the aforesaid delivery is made, and such date is referred to herein as the "Conversion Date".

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          (B) Any shares of Series A Preferred Stock which have been converted shall be canceled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series A Preferred Stock so converted shall represent the right to receive (i) such number of Units into which such shares of Series A Preferred Stock are convertible, plus (ii) cash payable for any fractional Unit. The Board shall at all times, so long as any shares of Series A Preferred Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the aforesaid conversion rights and privileges.

          (C) Following exercise of the conversion rights pursuant to Sections 6(A) or (B), the holder of any shares of Series A Preferred Stock so converted shall promptly deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith, accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the Common Stock and Warrants included in Units are to be issued. As promptly as practicable thereafter, the Corporation shall
(x) issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full Common Shares and Warrants included in Units to which such holder is entitled and a check or cash in respect of any fractional interest in a Unit as provided in Section 6(D) hereof. Each person in whose name the certificate or certificates for Common Shares and Warrants included in Units are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the number of Units into which each share of Series A Preferred Stock shall be converted is that number which was in effect on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, or upon the written order of the holder of the certificate so surrendered for conversion, the Corporation shall issue and deliver, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock, representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series A Preferred Stock, represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (D) No fractional Units shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full Units issuable upon

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conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional Units which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Fair Market Value of the Common Shares on the Conversion Date multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interests.

          (E) The conversion rights for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (1) If, at any time after the Original Issuance Date, the number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or other distribution of Common Shares to holders of Common Shares or by a subdivision or split-up of Common Shares, or the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares, the number of Units which the holder of Series A Preferred Stock would otherwise have been entitled to upon exercise of the Conversion Right shall be appropriately adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of Units which such holder would have owned or have been entitled to receive after the happening of such event had such Series A Preferred Stock been converted immediately prior to the record date (or if no record date has been established in connection with such event, the effective date) for such event. An adjustment pursuant to this Section 6(E)(1) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (2) In case, at any time after the Original Issuance Date of any reorganization of the Corporation, reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the merger or consolidation of the Corporation into or with another corporation, or the merger or consolidation of any other corporation into or with the Corporation, in which such consolidation or merger the shareholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Shares), or in the case of any share exchange pursuant to which all of the outstanding Common Shares are converted into other securities or property (any such reorganization, reclassification, merger, consolidation or share exchange being called a "Fundamental Transaction"), the Corporation shall make appropriate provision or cause appropriate provision to be made so that holders of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such Fundamental Transaction by a holder of the number

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of Units into which such share of Series A Preferred Stock would have been converted immediately prior to the effective date of such Fundamental Transaction. If in connection with any such Fundamental Transaction, each holder of Common Shares is entitled to elect to receive either securities, cash or other assets upon completion of such Fundamental Transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such holder shall be convertible after completion of any such Fundamental Transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such Fundamental Transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive Fundamental Transactions.

               (3) All calculations under this Section 6(E) shall be made to the nearest one-hundreth (1/100) of a Unit.

               (4) In any case in which the provisions of this Section 6(E) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Units issuable upon such conversion by reason of the adjustment required by such event over and above the Units issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional Units pursuant to Section 6(D); provided,
                                                                       --------
however, that the Corporation shall deliver to such holder a due bill or  other
-------
appropriate instrument evidencing such holder's right to receive such additional Units, and such cash, upon the occurrence of the event requiring such adjustment.

               (5) Whenever the number of Units into which the Series A Preferred Stock is convertible shall be adjusted as provided herein, the Corporation shall forthwith file, at the office of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by a senior officer and its independent certified public accountants, showing in reasonable detail the facts requiring such adjustment and the number of shares of Units into which the Series A Preferred Stock can be converted after such adjustment. The Corporation shall also cause a copy of such statement to be sent by mail, first class certified mail, return receipt requested, postage prepaid, to each holder of shares of any Series A Preferred Stock at his address appearing on the Corporation's records. Notwithstanding the foregoing notice provisions, failure of the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

               (6) In the event the Corporation shall propose to take any action of the types described in Section 6(E)(1) or (2) hereof, the Corporation shall give notice to each holder

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of shares of Series A Preferred Stock in the manner set forth in this Section
6(E)(6), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the number of Units or cash or other securities into which the Series A Preferred will be convertible. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

               (7) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of Units upon conversion of shares of Series A Preferred Stock; provided, however, that the
                                                  --------  -------
Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

               (8) The Corporation shall reserve and at all times from and after the Original Issuance Date keep reserved free from preemptive rights, out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

               (9) All Common Shares which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

               (10) Once converted pursuant to the provisions hereof, shares of Series A Preferred Stock so converted shall be canceled and not subject to reissuance, and such converted shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (F) The term "Original Issuance Date" shall mean with respect to the Series A Preferred Stock, June ___, 1999.

          (G) The "Fair Market Value" of Common Shares on any day means: (a) if the principal market for the Common Shares is The New York Stock Exchange, American Stock Exchange or any other national securities exchange or The Nasdaq National Market, the closing sales price of the Common Shares on such day as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market, or (b) if the principal

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market for the Common Shares is not a national securities exchange or The Nasdaq
National Market and transactions in the Common Shares are quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Shares on such day as quoted on such System, or (c) if transactions in the Common Shares are not quoted on the National Association of Securities Dealers Automated Quotations System, the price therefor reported by the National Quotation Bureau, Inc.; provided that if none of (a), (b) or (c) above is applicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Common Shares shall be determined, in good faith, by the Board of Directors of the Corporation.

          IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its Chairman of the Board of Directors and Chief Executive Officer and attested by its Secretary this ____ day of June, 1999.


Attest:


                              --------------------------------------------------
                              Chairman of the Board of Directors and
                              Chief Executive Officer


------------------------------
Secretary

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